Filed Pursuant to Rule 433
Registration No. 333-185655
Free Writing Prospectus Dated March 12, 2015

EOG Resources, Inc.

Pricing Term Sheet

$500,000,000 3.15% Senior Notes due 2025

$500,000,000 3.90% Senior Notes due 2035

Issuer:	EOG Resources, Inc.
Ratings*:	Moody’s: A3 (stable outlook) S&P: A- (positive outlook)
Trade Date:	March 12, 2015
Settlement Date:	March 17, 2015 (T+3)
Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2015
	Senior Notes due 2025	Senior Notes due 2035
Principal Amount:	$500,000,000	$500,000,000
Maturity Date:	April 1, 2025	April 1, 2035
Coupon:	3.15%	3.90%
Benchmark Treasury:	2.000% due February 15, 2025	3.000% due November 15, 2044
Benchmark Treasury Yield:	2.100%	2.681%
Spread to Benchmark Treasury:	+105 bps	+125 bps
Yield to Maturity:	3.150%	3.931%
Price to Public:	99.999% of Principal Amount	99.571% of Principal Amount
Optional Redemption: Make-whole call:	At any time prior to January 1, 2025, at the greater of (i) 100% or (ii) a discount rate of Treasury plus 20 basis points	At any time prior to October 1, 2034 at the greater of (i) 100% or (ii) a discount rate of Treasury plus 20 basis points

Par Call:	At any time on or after January 1, 2025	At any time on or after October 1, 2034

CUSIP/ISIN:	26875P AM3 / US26875PAM32	26875P AN1 / US26875PAN15
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC UBS Securities LLC

Wells Fargo Securities, LLC DNB Markets, Inc. Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC SG Americas Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Comerica Securities, Inc.

Deutsche Bank Securities Inc.

Scotia Capital (USA) Inc.

ANZ Securities, Inc.

CIBC World Markets Corp.

*      Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Citigroup Global Markets Inc. at (800) 831-9146, J.P. Morgan Securities LLC at (212) 834-4533, UBS Securities LLC at (888) 827-7675, or Wells Fargo Securities, LLC at (800) 645-3751.